Consent of Independent Registered Public Accounting Firm
Prospect Capital Corporation
New York, New York
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 11, 2009, relating to the consolidated financial statements of Prospect Capital Corporation, which is contained in that Prospectus which is contained in the Registration Statement.
/s/ BDO Seidman, LLP
New York, New York
October 9, 2009